                                                                  Exhibit 10.21


                                    REVOLVING
                                 NOTE AGREEMENT

$7,500,000                                          Dated as of January 20, 1998
                                                           At Syracuse, New York

          (1) Subject to the terms of this Revolving Note Agreement ("Note"), commencing on January 20, 1998 and continuing through January 19, 2001, (the "Advance Period"), FLEET NATIONAL BANK, its successors and assigns with banking offices at One Clinton Square, Syracuse, New York 13202 ("Bank") agrees to loan to APPLIEDTHEORY COMMUNICATIONS, INC., a New York corporation with its offices at 125 Elwood Davis Road, North Syracuse, New York 13212 ("Borrower") on a revolving credit basis an amount not to exceed Seven Million Five Hundred Thousand Dollars ($7,500,000) (the "Loan") in the aggregate at any one time outstanding. So long as no Event of Default has occurred and is then continuing, the Borrower may obtain Loan advances(an "Advance" or the "Advances") from the Bank during the Advance Period in accordance with the provisions of this Note. Borrower unconditionally agrees that Loan amounts advanced by the Bank to the Borrower hereunder shall be repaid by the Borrower as follows under the provisions of this Note.

         (2) Payment. Commencing on the first day of the first calendar month following the date of the first Advance made by the Bank to the Borrower hereunder and continuing on the first day of each succeeding calendar month through and including January 1, 2001 (each a "Monthly Payment Date"), Borrower shall pay to the order of the Bank interest on the then outstanding unpaid balance of the amount of each Advance made under this Note at a rate of interest equal to the "Applicable Interest Rate" (defined below), and on January 19, 2001 (the "Maturity Date"), Borrower shall pay to the Bank the then unpaid principal balance of all amounts advanced under this Note plus all accrued and unpaid interest.

         (3) Advance Term and Interest Rates. At the time Borrower requests an Advance, Borrower shall include in the Advance request the term of the requested Advance and which of the following interest rate options Borrower elects with respect to the Advance (the Applicable Interest Rate"). Under no circumstances may the requested Advance term extend beyond the Maturity Date. If no term or interest rate option is specified by the Borrower, or if the amount of the requested Advance is less than $100,000, the Advance involved shall bear interest at the Bank's Prime Rate of interest minus two hundred (200) basis points.

         (a) LIBOR Advance. The Borrower may obtain Advances by submitting an Advance request, in the form attached hereto as Exhibit "A" two (2) Business Days prior to date on which Advance is to be made during the Advance Period at the "LIBOR Rate" (defined below) for the "Applicable Interest Period" (defined below) plus fifty (50) basis points. Each Advance requested under this Section 3(a) shall be in the minimum amount of $100,000. The term "LIBOR" or "LIBOR Rate" shall mean, as applicable to any Advance under this Section 3(a) (a "LIBOR Advance"), the rate per annum (rounded upward, if necessary, to the nearest 1/32 of one percent) as determined on the basis of the offered rates for deposits in U.S. dollars, for an Advance term as specified by Borrower of either thirty (30) days, sixty (60) days, ninety (90) days, one hundred twenty
                  (120) days, one hundred eighty (180) days or three hundred sixty (360) days (the "Applicable Interest Period") which appears on the Telerate page 3750 as of 11:00 a.m. London time on the day that is two London Banking Days preceding the first day of such LIBOR Advance; provided, however, if the rate described above does not appear on the Telerate System on the interest determination date, the LIBOR Rate shall be the rate (rounded upwards as described above, if necessary) for deposits in dollars for a period substantially equal to the Applicable Interest Period on the Reuters Page "LIBOR" (or such other page as may replace the LIBOR Page on that service for the purpose of displaying such rates), as of 11:00 a.m. (London Time), on the day that is two (2) London Banking Days prior to the beginning of such Interest Period. "Banking Day" shall mean, in respect of any city, any date on which commercial banks are open for business in that city.

                  If both the Telerate and Reuters system are unavailable, then the rate for that date will be determined on the basis of the offered rates for deposits in U.S. dollars for the number of days in the Applicable Interest Period which are offered by four major banks in the London interbank market at approximately 11: 00 a.m. London time, on the date that is two
                  (2) London Banking Days preceding the first day of such LIBOR Advance as selected by the Calculation Agent. The principal London office of each of the four major London banks will be requested to provide a quotation of its U.S. dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European banks for the number of days in the Applicable Interest Period offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the date that is two London Banking Days preceding the first day of such LIBOR Advance. In the event that Bank is unable to obtain any such quotation as provided above, it will be deemed that LIBOR pursuant to a LIBOR Advance cannot be determined and the Advance will be made at the rate provided for in Section 3(c) below.

                  In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of Bank then for any period during which such Reserve Percentage shall apply, LIBOR shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

         (b) Cost of Funds Advance. If the term of a requested Advance is to be for more than one (1) year, Borrower, by submitting an Advance request two (2) Business Days prior to the date on which the Advance is to be made, may obtain Advances during Advance Period at a rate equal to the Bank's "Cost of Funds" (defined below) for the term of the requested Advance, plus fifty (50) basis points. Each Advance requested under this
                  Section 3(b) shall be in the minimum amount of $100,000.

                  For the purposes of this Note, the term "Cost of Funds" means the per annum rate of interest which the Bank is required to pay, or is offering to pay, for wholesale liabilities, adjusted for reserve requirements and such other requirements as may be imposed by federal, state or local government and regulatory agencies, as determined by the Bank's treasury funding group or treasury funding management.

         (c) Prime Rate Advance. The Borrower, by submitting an Advance request, may obtain Advances at any time during the Advance Period at the Bank's "Prime Rate" of interest (defined below) minus 200 basis points. Advances made by Bank to Borrower under the Target Balance Service Agreement between Borrower and Bank dated January 20, 1998 shall be deemed to be Advances made under this Section 3(c). The term "Prime Rate" means the variable rate per annum of interest so designated from time to time by the Bank as its Prime Rate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.

         (d) With respect to any Advance made under Section 3(a) or 3(b) above, Borrower must either repay such Advance at the end of the Applicable Interest Period or Cost of Funds Period, as the case may be or notify the Bank two banking days prior to the expiration of the period involved that Borrower intends to continue such borrowing in which event Borrower must at such time notify the Bank as to whether the borrowing will be continued as an Advance under Section 3(a) or 3(b) or 3(c) of this Note. If at the end of an Applicable Interest Period or a Cost of Funds Period, the Borrower has not given such two banking day notice and does not repay the Advance in question, then, so long as no Event of Default has occurred and is then continuing, the Advance involved shall be repaid by making an Advance under Section 3(c) for a period of 30 days.

         (e) The term "Business Day" means a day on which commercial banks are regularly open for business in the State of New York.

         (4) Interest Computations. All computations of interest shall be made by Bank on the basis of a 360-day year and the actual number of days elapsed.

         (5) Prepayment. In the event Borrower obtains an Advance under Section 3(a) or 3(b) above, the last day of the Advance term selected by the Borrower shall be deemed to be and is referred to herein as the "Advance Maturity Date". Borrower shall have the right at any time and from time to time to prepay in whole or in part any Advance made under Section 3(c) above without penalty, premium or yield maintenance fee. Borrower shall have the right at any time and from time to time to prepay in whole or in part in advance made under Section 3(a) or 3(b) prior to the Advance Maturity Date with respect to the prepaid Advance, and Borrower shall pay to the Bank a yield maintenance fee computed as follows: The current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the Advance Maturity Date for the Advance being prepaid following the day the prepayment is made, shall be subtracted from the "Cost of Funds" component of the rate in effect at the time of prepayment. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining until the Advance Maturity Date for the Advance being prepaid. Said amount shall be reduced to present value calculated by using the above-referenced United States Treasury security rate and the number of days remaining until the Advance Maturity Date for the Advance being prepaid. The resulting amount shall be the yield maintenance fee due to Bank upon the prepayment.

         If by reason of an event of default Bank elects to declare the Loan to be immediately due and payable, then any yield maintenance fee with respect to the loan shall become due and payable in the same manner as though Borrower had exercised such right of prepayment with respect to all then unpaid Advances.

         (6) U.S. Dollars. All payments shall be in lawful money of the United States in immediately available funds.

         (7) Participations. Bank shall have the unrestricted right at any time and from time to time, and without the consent of or notice to Borrower, to grant to one or more banks or other financial institutions (each, a "Participant") participating interests in Bank's obligation to lend hereunder and/or any or all of the Loan. In the event of any such grant by Bank of a participating interest to a Participant, whether or not upon notice to Borrower, Bank shall remain responsible for the performance of its obligations hereunder and Borrower shall continue to deal solely and directly with Bank in connection with Bank's rights and obligations hereunder.

         Bank may furnish any information concerning Borrower in its possession from time to time to prospective Participants, provided that Bank shall require any such prospective Participant to agree in writing to maintain the confidentiality of such information.

         (8) Certain Bank Rights. To secure all amounts due under this Note, Borrower hereby grants to Bank, a lien, security interest and right of setoff as security for all liabilities and obligations to Bank when due, whether now existing or hereafter arising, upon and against all deposits and credits now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank, or in transit to any of them. At any time, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower to the Bank regardless of the adequacy of any other collateral securing the Loan. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURED THE LOAN, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

         (9) Lost or Destroyed Documents. Upon receipt of an affidavit of an officer of Bank as to the loss, theft, destruction or mutilation of the Note or any other security or loan document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Note or other security or loan document, Borrower will issue, in lieu thereof, a replacement Note or other security or loan document in the same principal amount thereof and otherwise of like tenor. The Bank agrees to indemnify Borrower from liability in the event Borrower is required to make any payment on account of any Note or other Loan Document replaced by the Borrower at the Bank's request under this Section 9.

         (10) Bank Pledge. Bank may at any time pledge all or any portion of its rights under the loan documents including any portion of this Note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or enforcement thereof shall release Bank from its obligations under any of the loan documents.

         (11) Defaults. The occurrence of any of the following shall constitute an "Event of Default" under this Note:

         (a) Failure by Borrower to make any payment within ten (10) days of the date when due under this Note;

         (b) The occurrence and continuation beyond the applicable space period, if any, of an event of default with respect to any other indebtedness of Borrower to Bank;

         (c) Any representation or warranty contained in this Note any other loan document or in any certificate delivered to Bank by Borrower shall have been incorrect or false in any material respect as of the date as to which the facts set forth were asserted;

         (d) If Borrower or NYSERNet.net, Inc. ("NYSERNET") shall file a voluntary petition in bankruptcy or a voluntary petition seeking reorganization or to effect a plan, composition or other arrangement with creditors under any federal or state law relating to bankruptcy, insolvency. or relief of debtors;

         (e) If Borrower or NYSERNet shall have filed against either of them an involuntary petition in bankruptcy or an involuntary petition seeking reorganization or to effect a plan, composition or other arrangement with creditors under any federal or state law relating to bankruptcy, insolvency or relief of debtors and such petition is not dismissed within thirty (30) days of the date of filing;

         (f) The entry of a judgment against Borrower not fully covered by insurance less normal deductibles, and the failure to either satisfy or stay the enforcement of such judgment, within fifteen (15) days of the date of such entry;

         (g) The acceleration before stated maturity of any indebtedness for borrowed money owed by Borrower where the amount involved exceeds $10,000;

         (h) Failure by NYSERNet to maintain the "Required Value" of the "Collateral" [as those quoted terms are defined in the Pledge Security Agreement between NYSERNet and the Bank dated January 20, 1998] as required by the terms of such Pledge Security Agreement;

         (i) Failure by Borrower to perform any of Borrower's other obligations under this Note or the documents securing amounts due under this Note within fifteen (15) days after notice from the Bank.

         (12) Acceleration. Upon the occurrence of an Event of Default the then unpaid amount of this Note, together with all accrued and unpaid interest, shall be and become due and payable.

         (13) Late Fee. Further, and not in lieu of any other remedy, Borrower shall pay to Bank a late charge equal to five percent (5%) of the amount of any payment due under this Note which is not made within ten (10) days of the date when due.

         (14) Default Rate. Upon default or after maturity or after judgment has been rendered on this Note, or in the Event of Default as defined above, the unpaid principal of all advances shall, at the option of the Bank, bear interest at a rate which is four (4) percentage points per annum greater than the rate in effect when the Banks exercise this option.

         (15) Financial Statements. Borrower shall furnish to Bank within one hundred fifty (150) days of Borrower's fiscal year end, annual audited year-end financial statements of Borrower, prepared in accordance with generally accepted accounting principles consistently applied and certified by an independent certified public accounting firm acceptable to Bank.

         (16) No Usury. All agreements between Borrower and Bank are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Bank for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Note shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of Borrower and in the execution, delivery and acceptance of this Note to contract in strict compliance with the laws of the State of New York from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the loan documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever Bank should ever receive as interest and amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between Borrower and Bank.

         (17) Certain Waivers. Borrower expressly waives any presentment, demand, protest or notice in connection with this Note, now or hereafter required by applicable law.

         (18) Costs of Collection. Borrower promises and agrees to pay the costs of collection and any reasonable attorneys fees incurred by Bank after the occurrence of an Event of Default under this Note.

         (19) New York Law. This Note shall be governed by and construed and enforced in accordance with the laws of the State of New York, exclusive of New York's conflicts of laws rules and public policies.

         (20) Business Purpose. Borrower represents that the proceeds of this Note will be used for business or commercial purposes.

         (21) Merger Clause. This Note constitutes the complete understanding between the parties and supersedes all prior or contemporaneous understandings, agreements, commitment letters and negotiations, all of which are merged into this Note. This Note may not be changed, altered or amended absent the execution and delivery by Borrower and Bank of a writing intended for such purpose.

         (22) Jury Waiver. BORROWER AND BANK MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS

(WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR BANK TO ACCEPT THIS NOTE AND MAKE THE LOAN.

                                      APPLIEDTHEORY COMMUNICATIONS, INC.

                                      By: /s/ David A. Buckel

                                      DAVID A. BUCKEL
                                      VP & Chief Financial Officer

                                      FLEET NATIONAL BANK

                                      By: /s/ Christopher P. Papayanakos, SVP

                                      CHRISTOPHER P. PAPAYANAKOS
                                      Sr. Vice President